Morgan Stanley	May 2015 Pricing Sheet dated May 15, 2015 relating to Preliminary Pricing Supplement No. 299 dated May 6, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Participation Securities Based on the Morgan Stanley SmartInvest Equity Index (Price Return) due November 20, 2018

Principal at Risk Securities

PRICING TERMS – MAY 15, 2015
Issuer:	Morgan Stanley
Maturity date:	November 20, 2018
Underlying index:	Morgan Stanley SmartInvest Equity Index (Price Return) (the “index”)
Aggregate principal amount:	$11,968,000
Payment at maturity:

•     If the final index value is greater than the initial index value:

$10 + ($10 x index percent increase)

•     If the final index value is less than or equal to the initial index value:

$10 x index performance factor

If the final index value is less than the initial index value, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of some, and possibly all, of your investment.

Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	5,335.25, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	November 15, 2018, subject to adjustment for non-index business days
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	May 15, 2015
Original issue date:	May 20, 2015 (3 business days after the pricing date)
CUSIP / ISIN:	61765G135 / US61765G1351
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$9.473 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and Fees	Proceeds to issuer(3)
Per security	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$11,968,000	$359,040	$11,608,960
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each security they sell. For additional information, see “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Description of the Securities—Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 299 dated May 6, 2015	Prospectus Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.